SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INPHONIC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

INPHONIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held July 18, 2007

To the Stockholders of InPhonic, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of InPhonic, Inc., a Delaware corporation (the “Company”), will be held at the Grand Hyatt Washington, At Washington Center, 1000 H Street, NW, Washington, DC 20001 on Wednesday, July 18, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class III directors for a three-year term ending in 2010.

2.	To ratify the selection of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

3.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on June 7, 2007, as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2006.

By Order of the Board of Directors,

David A. Steinberg
Chairman and Chief Executive Officer

Washington, DC

June 18, 2007

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

INPHONIC, INC.

1010 Wisconsin Avenue, Suite 600

Washington, DC 20007

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of InPhonic, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Grand Hyatt Washington, At Washington Center, 1000 H Street, NW, Washington, DC 20001 on Wednesday, July 18, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about June 18, 2007.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of June 7, 2007, in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on June 7, 2007, has been fixed by the Board of Directors of the Company as the record date (the “Record Date”) for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 36,915,903 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 18,457,952 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the

Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

Directors are elected by a plurality and the nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of each director (1) vote for the election of the named director nominees or (2) withhold authority to vote for such director nominees. A stockholder may, with respect to the other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees and FOR the ratification of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2010

Jack F. Kemp and John Sculley have been nominated to be Class III directors for a three-year term expiring at the annual meeting of stockholders in 2010, and until their successor shall be elected and qualified.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of the nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that a nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable or unwilling to serve.

Set forth below is information concerning the named director nominees.

Name	Age	Director Since	Position with the Company
Jack F. Kemp	71	2002	Director
John Sculley	68	2000	Vice Chairman of the Board

Jack F. Kemp has served on our board of directors since June 2002. Mr. Kemp is founder and chairman of Kemp Partners, a strategic consulting firm which seeks to provide clients with strategic counsel, relationship development, and marketing advice in helping them accomplish business and policy objectives. From January 1993 until July 2004, Mr. Kemp was co-director of Empower America, Inc., a Washington, D.C.-based public policy and advocacy organization he co-founded with William Bennett and Ambassador Jeane Kirkpatrick. In 1996, Mr. Kemp was the Republican Party candidate for Vice President. Prior to founding Empower America, Mr. Kemp served as U.S. Secretary of Housing and Urban Development from 1989 to 1992, and in the U.S. House of Representatives from 1971 to 1989. Mr. Kemp also serves as a director of Hawk Corporation, Oracle Corporation, Six Flags, Inc. and WorldSpace, Inc. Mr. Kemp holds a B.A. from Occidental College.

John Sculley is vice chairman of our board of directors and has served on our board of directors since February 2000. Since 2004, he has been Venture Partner at Rho Capital Partners. From June 1994 until 2004, Mr. Sculley served as a partner of Sculley Brothers LLC, a private investment and advisory services company. Prior to forming Sculley Brothers, Mr. Sculley was chief executive officer of Apple Computer, Inc. from 1983 until 1993. From 1967 to 1983, Mr. Sculley held marketing and management positions at the Pepsi-Cola Company, including serving as its president and chief executive officer from 1978 to 1983. Mr. Sculley serves on the board of directors of MetroPCS, Inc., Transforma Acquisition Group Inc. and several private companies. Mr. Sculley holds a B.A. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

The Board of Directors recommends a vote FOR election of the named director nominees.

Information Regarding the Board of Directors and Certain Committees

Our board of directors currently consists of six members. Our board of directors is divided into three classes of directors who serve in staggered three-year terms, as follows:

•	The Class I directors are Messrs. Steinberg and Harris, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	The Class II directors are Messrs. Brind and Bath, and their terms will expire at the annual meeting of stockholders to be held in 2009.

•	The Class III directors are Messrs. Kemp and Sculley, and, if elected, their terms will expire at the annual meeting of stockholders to be held in 2010.

The Board of Directors held 13 meetings during 2006. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which he was a member during 2006. It is our policy to have each director attend all meetings of stockholders. In 2006, two of our seven directors attended the annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Mr. Steinberg, is independent in accordance with applicable rules of The NASDAQ Global Market and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Mergers and Acquisitions Committee. The Board of Directors has adopted a charter for the Audit Committee, Compensation Committee and the Nominating and Governance Committee, copies of which are available on our website at http://investor.inphonic.com/corpgov/corpgov.cfm.

The Audit Committee consists of Messrs. Harris, Bath and Brind. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with applicable rules of The NASDAQ Global Market and the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 407 of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee held 17 meetings during 2006. The Audit Committee oversees our corporate accounting and financial reporting process and the audits of our financial statements. Among other matters, the Audit Committee:

•

is responsible for the appointment, compensation and retention of our Independent Registered Public Accounting Firm and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees the Independent Registered Public Accounting Firm’s audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of the Independent Registered Public Accounting Firm on our engagement team as required by law;

•

reviews our consolidated financial statements and discusses with management and the Independent Registered Public Accounting Firm the results of the annual audit and the review of our unaudited quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•	annually reviews the Audit Committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•

establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our code of conduct.

The Compensation Committee consists of Messrs. Brind, Kemp and Sculley. The Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with applicable rules of The NASDAQ Global Market. The Compensation Committee held three meetings during 2006. The Compensation Committee approves, administers and interprets our compensation and benefit policies, and administers our stock option and benefit plans. The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and the other executive officers;

•	evaluates the performance of the chief executive officer and the other executive officers in light of those goals and objectives;

•	sets compensation of the chief executive officer and the other executive officers;

•	approves all executive officer employment, severance, or change-in-control agreements, including all special or supplemental benefits, and all agreements to indemnify executive officers or directors;

•	administers the issuance of stock options and other awards to executive officers and directors under our stock plans; and

•	reviews and evaluates, annually, the performance of the Compensation Committee and its members.

The Nominating and Governance Committee consists of Messrs. Brind, Bath and Sculley. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent in accordance with applicable rules of The NASDAQ Global Market. The Nominating and Governance Committee was formed in May 2004 and held one meeting during 2006. The Nominating and Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends to the Board of Directors director nominees for each election of directors;

•	develops and recommends to the Board of Directors criteria for selecting qualified director candidates;

•	considers committee member qualifications, appointment and removal;

•	recommends corporate governance guidelines applicable to the Company; and

•	provides oversight in the evaluation of the Board of Directors and each committee.

The Mergers and Acquisitions Committee consists of Messrs. Sculley and Steinberg. The Mergers and Acquisitions Committee held one meeting during 2006. The Mergers and Acquisitions Committee reviews, monitors and advises the Board of Directors in connection with potential mergers and acquisitions.

Director Nominations

Consistent with its charter, the Nominating and Governance Committee will evaluate and recommend to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its committees;

•	the perceived needs of the Board of the Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must have sufficient time available to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend and participate in all meetings of the Board of Directors and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and its stockholders.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Candidates for nomination as director may come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee believes it is appropriate, engage a third party search firm to assist in identifying qualified candidates. In March 2006, the Nominating and Governance Committee nominated, and the Board of Directors appointed, Mr. Harris as a director and in October 2006, the Nominating and Governance Committee nominated, and the Board of Directors appointed, Mr. Bath as a director. Messrs. Harris and Bath were recommended as nominees by the Nominating and Governance Committee.

The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to: InPhonic, Inc., Attention: Walter W. Leach III, Corporate Secretary, 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, our by-laws permit stockholders to nominate directors for consideration at an annual meeting provided they notify us at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with directors of the Company by transmitting correspondence by mail or facsimile, addressed to the director or the full Board of Directors as follows:

Board of Directors

c/o Walter W. Leach III, General Counsel

InPhonic, Inc.

1010 Wisconsin Avenue

Suite 600

Washington, DC 20007

Fax: 202-333-8280

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director(s), except where security concerns militate against further transmission of the communication or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by the General Counsel, Walter W. Leach III. The Board of Directors or individual directors so addressed will be advised of any communication withheld for such reasons.

Code of Conduct

We have adopted a code of business conduct and ethics, and a policy providing for the reporting of potential violations of the code, for directors, officers (including our principal executive officer, principal financial officer and controller) and employees, known as the Code of Conduct and Policy Regarding Reporting of Possible Violations (the “Code of Conduct”). The Code of Conduct is available on our website at http://investor.inphonic.com/profiles/investor Governance.

Additionally, stockholders may request a free copy of the Code of Conduct from:

InPhonic, Inc.

Attention: Investor Relations

1010 Wisconsin Avenue

Suite 600

Washington, DC 20007

(202) 333-0001

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected the firm of Grant Thornton LLP (“Grant Thornton”) to serve as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting, may make a statement if they desire to do so and is expected to be available to respond to appropriate questions from stockholders. Grant Thornton currently serves as the Company’s Independent Registered Public Accounting Firm.

We are asking our stockholders to ratify the selection of Grant Thornton as our Independent Registered Public Accounting Firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Grant Thornton as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2007.

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.

FEES AND SERVICES

The following table summarizes fees billed to the Company by Grant Thornton for the fiscal year 2006 and the fees billed to the Company by Grant Thornton and KPMG LLP (“KPMG”) for audit and other work performed in fiscal year 2005. KPMG was dismissed as the Company’s primary Independent Registered Public Accounting Firm in September 2005 ($’s in thousands):

Services	2006		2005
	Grant Thornton	KPMG	Grant Thornton	KPMG
Audit Fees (a)	$2,136	$—	$1,437	$1,381
Audit-Related Fees (b)	—	—	62	—
Tax Fees (c)	—	—	—	101
All Other Fees (d)	—	—	—	—

Total Fees	$2,136	$—	$1,499	$1,482

(a)	The audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered during the audits of the Company’s consolidated financial statements and its controls over financial reporting, for reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for reviews of other filings made by the Company with the Securities and Exchange Commission (“SEC”).

(b)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to due diligence and accounting advice related to mergers and acquisitions and other accounting-related matters.

(c)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(d)	All other fees consist of fees for products and services other than the services reported above.

Independent Registered Public Accounting Firm

On September 12, 2005, the Audit Committee of the Board of Directors dismissed KPMG as our Independent Registered Public Accounting Firm, effective immediately.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports as of and for the years ended December 31, 2004 and 2003, contained separate paragraphs stating that we adopted EITF 00-21, Revenue Arrangements with Multiple Deliverables, effective July 1, 2003.

During the two most recently completed fiscal years prior to KPMG’s dismissal and through September 12, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for the fiscal years ended December 31, 2004 and 2003. In addition, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) during the two most recently completed fiscal years prior to KPMG’s dismissal and through September 12, 2005.

We provided KPMG with a copy of the disclosures above and requested that KPMG furnish us with a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of that letter, dated September 20, 2005, was filed as Exhibit 16.1 to our report on Form 8-K filed with the SEC on September 20, 2005.

On September 19, 2005, our Audit Committee engaged Grant Thornton as our Independent Registered Public Accounting Firm to audit our financial statements and internal controls over financial reporting for the year ending December 31, 2005.

Prior to engaging Grant Thornton, we did not consult with Grant Thornton during the two most recently completed fiscal years prior to KPMG’s dismissal and through September 19, 2005 regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report nor oral advice provided to us that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting; or (ii) any matter which was the subject of either a “disagreement” or a “reportable event” (as each is defined in Items 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Pre-Approval of Non-Audit Services

Our Audit Committee has established a policy governing our use of Grant Thornton for non-audit services. Under the policy, management may use Grant Thornton for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal years 2006 and 2005, all audit, audit related, and tax fees were pre-approved by the Audit Committee. Under SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by our principal accountant for all services rendered on or after May 6, 2003. We are in compliance with these SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three independent directors, as required by NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing our financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Brind, Harris and Bath. Each year, the Audit Committee selects, subject to stockholder ratification, our Independent Registered Public Accounting Firm.

Management is responsible for our consolidated financial statements and the financial reporting processes, including internal controls. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. Generally Accepted Auditing Standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton, our Independent Registered Public Accounting Firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Grant Thornton’s judgments about the quality (not just the acceptability) of our accounting principles as applied to our financial reporting.

Grant Thornton LLP has provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Grant Thornton that firm’s independence. The Audit Committee further considered whether the provision by Grant Thornton of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the Independent Registered Public Accounting Firm and the Audit Committee’s review of the representations of management and the disclosures by the Independent Registered Public Accounting Firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K as of and for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also selected Grant Thornton as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.

Audit Committee

Laurence E. Harris, Chairman

Blake Bath

Ira Brind

MANAGEMENT

The Company’s executive officers, key employees and directors are as follows:

Name	Age	Position with the Company
Executive Officers:
David A. Steinberg (4)	37	Chairman of the Board and Chief Executive Officer
Andrew B. Zeinfeld	47	President
Brian J. Curran	44	Chief Operating Officer
George Z. Moratis	41	Executive Vice President and Chief Accounting Officer

Non-Management Directors:
John Sculley (1)(2)(4)	68	Vice Chairman of the Board
Blake Bath (2)(3)	44	Director
Ira Brind (1)(2)(3)	66	Director
Laurence E. Harris (3)	71	Director
Jack F. Kemp (1)	71	Director

Key Employees:
Frank C. Bennett III	48	President, MVNE Services
Gregory S. Cole	37	Senior Vice President and Corporate Treasurer
Walter W. Leach III	44	General Counsel and Corporate Secretary
Gary J. Smith	40	Chief Information Officer
Michael E. Walden	37	President, 1010 Interactive LLC
Brian T. Westrick	38	President, Wireless Activation and Services

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Mergers and Acquisitions Committee.

Set forth below is certain information regarding the positions and business experience of each executive officer, director and key employee of the Company (other than the director nominees, whose biographies are set forth above under Proposal No. 1).

Executive Officers

David A. Steinberg, our founder, has served as our chairman of the board of directors and chief executive officer since our inception and served as president from August 2002 until March 2004. Prior to founding InPhonic, Mr. Steinberg was chairman, president and chief executive officer of Sterling Cellular, Inc., a distributor of wireless products that he founded in November 1993. In April 2004, Mr. Steinberg was appointed to the board of the United States Chamber of Commerce. In June 2002, Mr. Steinberg was named the Greater Washington Ernst & Young Entrepreneur of the Year in the communications category. Mr. Steinberg holds a B.A. from Washington & Jefferson College.

Andrew B. Zeinfeld has served as our president of e-commerce since April 2006 and our company president since June 2006. Prior to joining us in April 2006, Mr. Zeinfeld served in a variety of management positions at RadioShack Corporation during a 28-year term that began in 1978, and served most recently as senior vice president and chief retail services officer of RadioShack corporation.

Brian J. Curran has served as our chief operating officer since May 2006. From August 2000 to May 2006, Mr. Curran was the vice president of customer centricity of Best Buy Co., Inc. While at Best Buy, Mr. Curran was responsible for the fulfillment and customer service operations of the 100 million customer service phone calls that Best Buy receives annually. Mr. Curran was also uniquely instrumental in managing the launch of BestBuy.com. Prior to joining Best Buy, Mr. Curran was employed by Comp USA Management Co. from December 1992 until August 2000 where he served in increasingly senior roles culminating in vice president of direct sales. Mr. Curran was employed by Checkered Flag, Inc. as the sales and finance manager from 1986 to 1992. Mr. Curran began his career with the United States Navy where he remained until 1986.

George Z. Moratis, has served as our senior vice president of financial reporting and analysis since October 2005 and chief accounting officer since May 2007. From November 2004 to June 2005, Mr. Moratis served as senior vice president and treasurer of USA Mobility, a provider of wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. From December 1998 to November 2004, Mr. Moratis served in several management positions and most recently was chief financial officer, treasurer and principal accounting officer of Metrocall Holdings, Inc., a provider of traditional paging and advanced wireless data and messaging services, until its acquisition by USA Mobility in November 2004. Prior to joining Metrocall, Mr. Moratis spent several years with MCI Communications Corporation, the U.S. Securities and Exchange Commission, and Deloitte & Touche in several different roles. Mr. Moratis holds a B.A. degree from the University of Pittsburgh and is a certified public accountant.

Non-Management Directors

Blake Bath has served on our board since October 2006. Mr. Bath most recently served as managing director and senior equity research analyst for Lehman Brothers, a financial services firm, where he has covered wireline and wireless telecommunications services since January 1996. From September 1992 to September 2006, Mr. Bath held several equity research positions, including as the senior analyst for telecommunications at Lehman Brothers. Prior to joining Lehman Brothers as a senior analyst in January 1996, Mr. Bath was the primary telecommunications analyst at Sanford C. Bernstein & Co., LLC, an investment research firm, from 1992 to 1996. From 1989 to 1992, Mr. Bath served as an analyst in the strategic planning and corporate finance organizations at MCI Communications Corporation, a telecommunications carrier. Mr. Bath also serves on the board of directors of Cogent Communications Group, Inc. Mr. Bath holds an M.B.A. from Columbia University and a B.S. degree from the University of Michigan.

Ira Brind has served on our board of directors since December 2000. Since May 1989, Mr. Brind has served as president and chief executive officer of Brind Investments, Inc. Mr. Brind was the president and co-founder of Brind-Lindsay & Co., Inc., a private equity and venture capital firm, from 1987 to December 2004. From 1967 until 1983, Mr. Brind was the chief executive officer of Brind Leasing Corporation, a full service truck leasing company, which he sold to McDonnell Douglas. He was chief executive officer and president of McDonnell Douglas Truck Services, a truck leasing company, from 1983 until 1987. Mr. Brind is currently the chairman emeritus of the board of trustees of Thomas Jefferson University Hospital, vice chairman of the Board of Trustees of University of the Arts, member of the Board of Trustees of the Wistar Institute, the Connelly Foundation, Thomas Jefferson University and the Jefferson Health System. Mr. Brind serves on the board of directors of several private companies. Mr. Brind holds a B.A. and a J.D. from the University of Pennsylvania.

Laurence E. Harris has served as a director since March 2006. He is “of counsel” at the law firm Patton Boggs LLP and was a partner with the firm from May 2001 until December 2004. From December 1996 to April 2001, Mr. Harris was senior vice president and general counsel of Teligent, Inc., an international telecommunications company. Teligent, Inc. filed a voluntary petition for bankruptcy in May 2001. From 1992 to 1996, Mr. Harris served as senior vice president of law and public policy for MCI Communications Corporation. From 1982 to 1992, Mr. Harris was president and chief operating officer of Metromedia Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Prior to Metromedia, Mr. Harris served as chief of the Federal Communication Commission’s Mass Media Bureau. From 1972 to 1982, Mr. Harris served as a vice president of law and public policy for MCI, managing corporate relations for the Federal Communications Commission (FCC) and the office of telecommunications policy at the White House. Mr. Harris was a lieutenant in the U.S. Navy, serving in the destroyer fleet. Mr. Harris serves on the board of directors of MCI, where he is a member of the risk and corporate governance committees. Mr. Harris also serves on the board of directors and is chairman of the audit committee for Sports Brands International, Inc. Mr. Harris holds a B.A. degree from Columbia College and J.D. from Georgetown University.

Key Employees

Frank C. Bennett III has served as our president of MVNE services since March 2004, and prior to that he served as our chief operating officer from April 2002. From August 2000 to August 2001, Mr. Bennett was the senior vice president and group operations officer for the retail group of Verizon. From October 1999 to August 2000, Mr. Bennett served as vice president, e-commerce and technology of Bell Atlantic Corporation (now part of Verizon). From February 1998 to October 1999, he was vice president, customer billing of Bell Atlantic. In addition, from July 1996 to December 1998, Mr. Bennett served as a founder and vice president, call center development of Bell Atlantic Plus, a provider of bundled wireline and wireless services. Mr. Bennett holds a B.A. from the University of Virginia and an M.B.A. from The Wharton School of the University of Pennsylvania.

Gregory S. Cole, our senior vice president and corporate treasurer joined us in May 2006. Prior to joining us, from September 1998 to August 2005, Mr. Cole served as vice president, treasurer for XM Satellite Radio Holdings Inc., a provider of satellite radio services. From September 1994 to September 1998, Mr. Cole was a member of the finance department and privatization team at USEC, Inc., an energy company. Mr. Cole began his career as a certified public accountant in 1991, working for both local and national accounting firms including Coopers and Lybrand LLC. Mr. Cole holds an M.B.A. from the University of Maryland and BBA from James Madison University in Virginia.

Walter W. Leach, III has served as our general counsel since January 2001. Mr. Leach served as corporate counsel of Snyder Communications, a marketing and communications solution provider from June 1997 to January 2001. From October 1992 to June 1997, Mr. Leach served as deputy corporate counsel for Inductotherm Industries, Inc., a privately held manufacturer. Mr. Leach holds a B.A. from Syracuse University and a J.D. from Vermont Law School.

Gary J. Smith has served as our chief information officer since July 2000. From July 1999 to July 2000, Mr. Smith served as chief information officer and vice president of technology of Varsity Group Inc., formerly known as VarsityBooks.com, LLC, an online retailer of textbooks. From September 1987 to July 1999, Mr. Smith served in various technology management positions at Discovery Communications Inc., an international media company, including most recently vice president of technology. Mr. Smith holds a B.S. from the University of Maryland.

Michael E. Walden has served in various executive-level positions at our company since joining us in October 2000 and is currently the President of our subsidiary 1010 Interactive LLC. Mr. Walden previously served as our vice president and executive vice president of Corporate Development from October 2000 until January 2007. December 1999 to October 2000, Mr. Walden served as vice president of new media and entertainment at Etensity, Inc., an e-business consulting firm. From October 1998 to December 1999, Mr. Walden served as vice president of operations for Professional Resource Services, a technology consulting and recruiting firm, a spin-out of NDC Group, a technology consulting firm. From November 1995 to October 1998, Mr. Walden served as director of telecommunications services for NDC Group. From 1991 to 1994, Mr. Walden served on the Washington D.C. legislative staff of U.S. Senator Arlen Specter. Mr. Walden holds a B.S. in Business Administration from the University of Richmond.

Brian T. Westrick has served as president of our wireless activation and services division since July 2002 and has held various executive-level positions since joining us in June 2000. From December 1994 to June 2000, Mr. Westrick was vice president of sales and marketing for Universal Jet Trading. From July 1991 to December 1994, Mr. Westrick was marketing director for Lease Audit and Analysis Services, a real estate consulting company. From June 1990 to July 1991, Mr. Westrick was a marketing representative with Xerox Corporation. Mr. Westrick holds a B.S. from the Wallace E. Carroll School of Management at Boston College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 7, 2007, unless otherwise indicated, by (1) all stockholders known by us to beneficially own more than five percent of the outstanding Common Stock, (2) each of the directors, (3) each of our executive officers named in the Summary Compensation Table and (4) all of our directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them. Shares of our Common Stock subject to options or warrants that are exercisable within 60 days of June 7, 2007 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Percentages of shares beneficially owned are based on 36,915,903 shares of our Common Stock outstanding as of June 7, 2007.

Name and Address of Beneficial Owner (1)	Number of Shares Owned	Percent Owned
Directors, Nominees and Executive Officers
David A. Steinberg (2)	4,973,575	13.3%
Brian T. Westrick (3)	137,867	*
Brian J. Curran (4)	257,797	*
Lawrence S. Winkler (5)	475,778	1.3%
Andrew B. Zeinfeld (6)	401,500	1.1%
Michael Walden (7)	109,028	*
Blake Bath (8)	20,000	*
Ira Brind (9)	140,288	*
Laurence E. Harris (10)	15,480	*
Jack F. Kemp (11)	70,731	*
John Sculley (12)	444,644	1.2%
Thomas Wheeler (13)	25,898	*
All directors and executive officers as a group (13 persons) (14)	7,129,104	18.8%
Five Percent Stockholders (15):
The Goldman Sachs Group, Inc. (16)	5,095,806	13.8
FMR Corporation (17)	3,924,800	10.6
Trafelet & Company, LLC (18)	2,561,100	6.9
S.A.C. Capital Advisors. LLC (19)	1,904,346	5.2
MSD Capital, LP (20)	1,864,700	5.0
Vardon Capital, LLC (21)	1,852,225	5.0

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o InPhonic, Inc., 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007.

(2)	Includes (1) 296,817 shares beneficially owned by a trust created for the benefit of Mr. Steinberg’s children, (2) 50,000 shares held by a family-owned limited liability company created for estate planning purposes, (3) 541,665 shares issuable upon exercise of vested stock options and (4) 549,993 shares of restricted stock that are subject to vesting. Mr. Steinberg shares dispositive and voting control over these shares. Mr. Steinberg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(3)	Includes (a) 44,867 shares issuable upon exercise of vested stock options and (b) 93,000 shares of restricted stock that are subject to vesting.

(4)	Includes 250,000 shares of restricted stock that are subject to vesting.

(5)	Includes (a) 133,334 shares issuable upon exercise of vested stock options and (b) 259,355 shares of restricted stock that are subject to vesting. Effective May 31, 2007, Mr. Winkler’s employment with us has terminated and he is currently serving as a consultant focusing solely on strategy for 1010 Interactive, LLC, one of our wholly-owned subsidiaries.

(6)	Includes 400,000 shares of restricted stock that are subject to vesting.

(7)	Includes (a) 24,903 shares issuable upon exercise of vested stock options and (b) 84,125 shares of restricted stock that are subject to vesting.

(8)	Includes 10,000 shares of restricted stock that are subject to vesting.

(9)	Includes (a) 8,667 shares issuable upon exercise of vested options, (b) 17,480 shares of restricted stock that are subject to vesting, (c) 23,490 shares beneficially owned by Brind Investment Partners II, of which Mr. Brind is a partner, and as to which shares Mr. Brind shares dispositive and voting control. Mr. Brind disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Brind is c/o Brind Investment Partners II, 1926 Arch Street, Philadelphia, PA 19103.

(10)	Includes 15,480 shares of restricted stock that are subject to vesting.

(11)	Includes (a) 11,455 shares of common stock beneficially owned by the Jack Kemp Family Trust, of which Mr. Kemp disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, (b) 53,251 shares issuable upon exercise of vested options, and (c) 17,480 shares of restricted stock that are subject to vesting.

(12)	Includes (a) 132,002 shares issuable upon exercise of vested options and (b) 17,480 shares of restricted stock subject to vesting. Also includes (c) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Oliver Allnatt, and (d) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Madeline Allnatt of which Mr. Sculley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Sculley is 152 West 57th Street, 23rd floor, New York, New York 10019.

(13)	Includes (a) 10,750 shares issuable upon exercise of vested options and (b) 15,148 shares of restricted stock that are subject to vesting.

(14)	Includes (a) 949,439 shares issuable upon exercise of vested options and (b) 1,786,039 shares of restricted stock that are subject to vesting.

(15)	Mr. Steinberg is also a holder of greater than 5% of our Common Stock.

(16)	As reported on Form 4 filed on April 5, 2007 by The Goldman Sachs Group, Inc. (“GS Group”) and Goldman, Sachs & Co. (“Goldman Sachs” and together with GS Group, the “Reporting Persons”). Goldman Sachs is a wholly-owned subsidiary of GS Group. The shares reported herein may be deemed to be beneficially owned indirectly by GS Group by reason of the direct ownership of such securities by Goldman Sachs or another wholly-owned subsidiary of GS Group (collectively, “Goldman”). The “Reporting Persons” have shared voting and dispositive power. The address is 85 Broad Street, New York, New York 10004.

(17)	As reported on a Schedule 13G filed on March 12, 2007 by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman and principal shareholder of FMR (“Mr. Johnson”), the shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”) as an investment adviser to various investment companies (the “Funds”), with Mr. Johnson, FMR and the Funds each having the sole power to dispose of such shares and the Funds’ Boards of Trustees having the sole power to vote or direct the vote of such shares. The address is 82 Devonshire Street, Boston, Massachusetts 02109.

(18)	As reported on a Schedule 13G filed on February 14, 007 by Trafelet & Company, LLC, and Remy W. Trafelet, its managing member. Represents shares as to which Trafelet has shared voting and dispositive power. The address is 900 Third Avenue, 5 th Floor, New York, NY 10022.

(19)	As reported on a Schedule 13G filed on March 7, 2007 by: (i) S.A.C. Capital Advisors, LLC, (“SAC Capital Advisors”) with respect to shares of Common Stock, beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant”); (ii) S.A.C. Capital Management, LLC, (“SAC Capital Management”) with respect to shares beneficially owned by SAC Capital Associates and SAC MultiQuant; (iii) CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) with respect to shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”); and (iv) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant, CR Intrinsic Investors and CR Intrinsic Investments. The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902 and (ii) SAC Capital Management is 540 Madison Avenue, New York, New York 10022.

(20)	As reported on a Schedule 13G filed on May 7, 2007 by MSD Capital, LP and PT Investments I, LP. Represents shares as to which MSD Capital, LP and PT Investments I, LP have shared voting and dispositive power. The address of both is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(21)	As reported on a Schedule 13G filed on February 14, 2007 by (i) Vardon Partners, L.P., a Delaware limited partnership; (ii) Vardon Partners II, L.P., a Delaware limited partnership; (iii) Vardon Focus Fund, L.P., a Delaware limited partnership; (iv) Vardon Focus Fund II, L.P., a Delaware limited partnership; (v) Vardon Continuum Fund, L.P. (formerly known as Vardon Hybrid Fund, L.P.), a Delaware limited partnership (together the “Domestic Funds”); (vi) Vardon International, Ltd., a Cayman Islands exempted company; (vii) Vardon International BP, Ltd., a Cayman Islands exempted company; (viii) Vardon Focus Fund International, Ltd., a Cayman Islands exempted company; (ix) Vardon Focus International BP, Ltd., a Cayman Islands exempted company (together the “Offshore Funds”); (x) Vardon Capital, L.L.C., a Delaware limited liability company (“VC”), with respect to shares of Common Stock held in the Domestic Funds; (xi) Vardon Capital Management, L.L.C., a Delaware limited liability company an SEC registered Investment Adviser (“VCM”), with respect to shares of Common Stock held in the accounts of the Domestic Funds, Offshore Funds and certain other separate account clients managed by VCM (the “Managed Accounts”, and together with the Domestic Funds and Offshore Funds, the “Advisory Clients”) for which VCM serves as the investment manager and (xii) Richard W. Shea, Jr. (“Mr. Shea”), the sole managing member of VC and VCM, with respect to shares of Common Stock deemed to be beneficially owned by VC and VCM. The address of the Domestic Funds, is 120 West 45th Street, 17th Floor, New York, NY 10036, and the address of the Offshore Funds, is Admiral Financial Center, P.O. Box 32021 SMB, 90 Fort Street, Grand Cayman, Cayman Islands, B.W.I.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Statement

We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by the Audit Committee of our Board of Directors. The transactions set forth below were conducted under application of this policy and we believe were no less favorable to us than we would have obtained in an arms length transaction with an unaffiliated third party.

Issuance of Options and Restricted Stock

In March 2006, we awarded each of Messrs. Brind, Hoag, Kemp, Sculley, Wheeler and Harris 15,480 shares of restricted stock.

In November 2006, we awarded Mr. Wheeler, a former director, 8,504 shares of restricted stock for serving as chair of our advisory committee and Mr. Bath was awarded 10,000 shares of restricted stock.

Law Firm “Of Counsel” Serving on Board of Directors

Mr. Laurence E. Harris, a director of the Company since March 2006, is “of counsel” in the law firm of Patton Boggs LLP (“Patton Boggs”). The total cost of various legal services provided by Patton Boggs in 2006 was $2,219,315. Mr. Harris does not share in any of the fees received by Patton Boggs from the Company.

Investments by Executive Officers

Mr. Steinberg is a trustee of the KKS DAS DES TRUST, which is a limited partner of TCV V, L.P. and TCV VI, L.P. Mr. Hoag, one of our former directors, is a member of Technology Crossover Management V, L.L.C., (“TCM”). TCM is the general partner of TCV V, L.P. and TCV VI, L.P. The KKS DAS DES TRUST’s investment comprises less than 0.1% of the capital under management of TCV V, L.P. and TCV VI, L.P., respectively. Neither TCV V, L.P. nor TCV VI, L.P. owns shares of our common stock.

Sale of Stock by Executive Officers to our Lending Group

Concurrent with our entering into our term loan in November 2006, affiliates of Mr. Steinberg established for trusts and estates purposes and Mr. Winkler sold an aggregate of 450,000 and 100,000 shares of common stock to our lending group, respectively.

Director Independence

The Board of Directors has determined that each member of the Board of Directors, other than Mr. Steinberg, is independent in accordance with applicable rules of The NASDAQ Global Market and the rules and regulations of the Securities and Exchange Commission and have made such determination based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Mergers and Acquisitions Committee. Each member of the Audit Committee, Compensation Committee and the Nominating and Governance Committee is independent as defined under current NASDAQ listing standards.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee. See “Certain Relationships and Related Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy & Objectives

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the compensation committee has implemented a compensation plan that ties a significant portion of executives’ overall compensation to key strategic targets such as the number of new activations of wireless devices and services, a positive customer experience, establishing and maintaining key strategic relationships and our financial and operational performance, as measured by metrics such as our revenue growth cash flow, pursuit of profitability, and operational and financial measures specific to our business divisions. The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the communications industry, while taking into account our relative performance and our own strategic goals.

We have retained a compensation consultant to provide us a compensation survey for our use in creating our policies and procedures with respect to executive compensation. We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a summary of published survey data compiled by Watson Wyatt & Company for technology companies with annual revenues of approximately $300 million, as well as reports published by the Mercer Group International. Utilizing this information, we created salary and stock option grant ranges for certain executive-level positions, which were approved by the Compensation Committee and are updated annually. The mix of cash and equity incentive compensation for our chief executive officer and chief financial officer are based on separate analysis of the compensation surveys by the Compensation Committee.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, this review has not yet occurred.

Discretionary Annual Bonus. The compensation committee has the authority to award discretionary, annual cash bonuses to our executive officers. These awards are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as the number of new activations of wireless devices and services, a positive customer experience, establishing and maintaining key strategic relationships and our financial and operational performance, as measured by metrics such as our revenue growth, pursuit of profitability, and operational and financial measures specific to our business divisions. Each fiscal year the compensation committee selects, in its discretion, our executive officers who are eligible to receive a discretionary bonus. The compensation committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash or restricted stock. Similar to bonuses paid in the past, the actual amount of discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of each fiscal year. The compensation committee has not fixed a maximum payout for any officer’s annual discretionary bonus.

Based on the compensation committee’s review of individual and company performance in 2006, the compensation committee awarded two named executive officers, Michael Walden and Brian Westrick, cash bonuses in the amounts indicated in the table entitled “Summary Compensation Table.”

2004 Equity Incentive Plan. We believe that stock-based awards encourage our named executive officers to provide superior performance. We established our 2004 Equity Incentive Plan to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. Other than Mr. Steinberg’s stock that he acquired as founder of our company, our 2004 Equity Incentive Plan provides the principal method for our named executive officers to acquire equity or equity-linked interests in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, due to the relatively early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation plans than through cash-based compensation. Periodic awards are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management.

Stock Options. Our 2004 Equity Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of the 2004 Equity Incentive Plan. Beginning January 1, 2006 due to our adoption of SFAS No. 123(R), which changed the accounting for stock option grants, we generally award executive-level employees restricted stock, rather than grant them stock options. We made this change in philosophy because under SFAS No. 123(R) both types of awards receive the same accounting treatment and thus we are able to give an amount of equity value while awarding fewer shares relative to a stock option grant that would require the executive to tender an exercise price. We continue to grant stock options to non-executive employees. Prior to January 1, 2006, stock options were granted to executive officers at the commencement of employment and, in connection with annual salary increases and bonuses. Stock options typically vest over a four-year period with 25% vesting on the first anniversary of the date of grant and the remainder in equal installments every 90 days thereafter over the remainder of the period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Restricted Stock Awards. Our compensation committee has and may in the future make grants of restricted stock to our named executive officers. The compensation committee reviewed and approved restricted stock awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Restricted stock awards typically vest over a four-year period with 25% vesting on the first anniversary of the date of grant and the remainder in equal installments every 90 days thereafter over the remainder of the period.

2006 Awards. In 2006, certain named executive officers were awarded restricted stock in the amounts indicated in the section entitled “Grants of Plan Based Awards”. In connection with the negotiation and closing of the $100 million term loan with Goldman Sachs Credit Partners, L.P. and Citicorp North America, Inc. and to provide further incentive to attain the company’s strategic, financial and operational goals, the compensation committee made restricted stock awards to Messrs. Steinberg, Walden, Westrick, Winkler and Zeinfeld in the amounts indicated in the section entitled “Grants of Plan Based Awards”. These restricted stock awards vest over a four-year period with 25% vesting on the first anniversary of the date of grant and the remainder in equal installments every 90 days thereafter over the remainder of the period.

1999 Stock Incentive Plan. Our 1999 Stock Incentive Plan was terminated upon our adoption of our 2004 Equity Incentive Plan in connection with the closing of our initial public offering November 2004. The only equity incentive we issued under the 1999 Stock Incentive plan was stock options. The option exercise price and the term of each option were determined by the compensation committee. The compensation committee also determined at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Stock options granted under the 1999 Stock Incentive Plan typically vest over a four-year period with 25% vesting on the first anniversary of the date of grant and the remainder in equal installments every 90 days thereafter over the remainder of the period, and generally expire ten years after the date of grant. As of May 21, 2007, we had outstanding options to purchase 1,909,911 shares of our common stock under the 1999 Stock Incentive Plan.

Benefits. We provide additional benefits to our executive officers in order to remain competitive with compensation packages available in our industry generally and foster an attractive working environment. In many cases, these benefits are identical or substantially identical to those provided to all employees at the same location. For named executive officers, we generally provide benefits such as life insurance, medical insurance, auto allowances, use of Company courier and driver services, use of executive assistants for personal errands, and payment of club membership and professional organization fees. In connection with the hiring of a new executive officer, we may also provide for reimbursement of relocation expenses. The payment of personal benefits to our named executive officers varies based on the executive level.

Tax and Accounting Implications

Compensation Deduction Limit. As part of its role, the Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance-based, and believes that the executive compensation paid in 2006 and prior years satisfied the requirements of federal tax law and thus the compensation should be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report.

Compensation Committee

Ira Brind, Chairman
Jack F. Kemp
John Sculley

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, former Chief Financial Officer, and our three other most highly-compensated executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David A. Steinberg (1) Chairman of the Board and Chief Executive Officer	2006	346,250	—	457,636	1,130,269	—	—	46,405	1,980,560

Lawrence S. Winkler (4) Chief Financial Officer, Executive Vice President and Treasurer	2006	300,000	—	1,122,097	298,960	—	—	13,278	1,734,335

Brian Westrick (5) President, Wireless Activation & Services	2006	237,000	20,000	170,165	288,908	—	—	6,709	722,782

Michael Walden Executive VP Corporate Development	2006	225,000	20,175	170,165	203,936	20,000	—	—	639,276

Andrew Zeinfeld (6) President	2006	205,769	—	381,932	—	—	—	40,000	627,701

(1)	Other Compensation includes the following: $18,851 for life insurance; $12,000 for courier and driver services; $8,000 for the use of an executive assistant for personal errands; $7,554 for the payment of club membership dues and professional membership fees.

(2)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note (o) to our audited financial statements included in our Annual Report on Form 10-K.

(3)	Reflects the dollar amount recognized for financial reporting purposes in accordance with FAS 123(R) and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note (o) to our audited financial statements included in our Annual Report on Form 10-K.

(4)	Other Compensation includes $13,278 for medical insurance. Effective May 31, 2007, Mr. Winkler’s employment with us has terminated.

(5)	Other Compensation includes $6,709 auto allowance.

(6)	Other Compensation includes $40,000 relocation and legal expense reimbursement.

(7)	Commissions paid in 2006.

GRANTS OF PLAN BASED AWARDS

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2006 to our named executive officers:

Name	Grant Date ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($)
David A. Steinberg (1)	12/28/2006	500,000	—	$11.11

Lawrence S. Winkler (2)	06/13/2006	25,000	—	$6.51
	12/28/2006	100,000	—	$11.11

Brian T. Westrick (3)	03/22/2006	28,000	—	$6.46
	12/28/2006	50,000	—	$11.11

Michael Walden (4)	03/22/2006	28,000	—	$6.46
	12/28/2006	50,000	—	$11.11

Andrew Zeinfeld (5)	06/13/2006	350,000	—	$6.51
	12/28/2006	50,000	—	$11.11

(1)	Grant date fair value of 12/28/06 restricted stock grant as prescribed by FAS123(R) is $5,555,000. No option awards were granted.

(2)	Grant date fair value of 6/13/06 and 12/28/06 restricted stock grants as prescribed by FAS123(R) are $162,750 and $1,111,000, respectively. No option awards were granted. Effective May 31, 2007 Mr. Winkler’s employment with us has terminated.

(3)	Grant date fair value of 3/22/06 and 12/28/06 restricted stock grants as prescribed by FAS123(R) are $180,880 and $555,500, respectively. No option awards were granted.

(4)	Grant date fair value of 3/22/06 and 12/28/06 restricted stock grants as prescribed by FAS123(R) are $180,880 and $555,500, respectively. No option awards were granted.

(5)	Grant date fair value of 6/13/06 and 12/28/06 restricted stock grants as prescribed by FAS123(R) are $2,278,500 and $555,500, respectively. No option awards were granted.

Employment Agreements

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. For the location of the agreements discussed below in our public SEC filings, please refer to the exhibit index in our Form 10-K for the year ended December 31, 2006.

In February 2000, we entered into an employment agreement with Mr. Steinberg, which was subsequently amended in March and May 2004. The agreement provides that we will employ Mr. Steinberg as our chief executive officer until May 31, 2008. The terms can be extended if we and Mr. Steinberg agree to do so 30 days prior to the end of the current term. Under this agreement, Mr. Steinberg receives an annual base salary to be established from time to time by the board of directors, which shall not be less than $290,000 per year, and he is eligible for an annual bonus equal to 65% of his then current annual salary based on the attainment of reasonable performance objectives established by the Compensation Committee of the Board of Directors. Mr. Steinberg’s annual base salary is currently $320,000. Pursuant to the May 2004 amendment, Mr. Steinberg was granted options to purchase 666,667 shares of our Common Stock, at an exercise price of $5.88 per share, 25% of which vested on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the following three years.

Effective May 31, 2007, Mr. Winkler’s employment with us was terminated.

We entered into an employment agreement with Mr. Walden effective as of May 1, 2004. This employment agreement provided that we will employ Mr. Walden as Senior Vice President of Corporate Development. Under this agreement, Mr. Walden received an annual base salary of $150,000 to be reviewed annually, and is eligible for a bonus to be determined by the good faith discretion of the CEO based on Mr. Walden’s overall performance. Mr. Walden shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are made available to any other executive employees of the Company. In 2006, Mr. Walden’s base salary was $225,000. Mr. Walden is currently President of InPhonic’s Subsidiary, 1010 Interactive LLC.

If Mr. Walden’s employment is terminated without cause, he would be entitled to three (3) month’s salary at the rate in effect at the time of termination either in one lump sum or three equal payments commencing as of the effective date of the termination.

During the term of his employment and for 12 months thereafter, Mr. Walden has agreed not to (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business (as defined in the Employment Agreement); (ii) make or hold any investment in any entity in the Business other than the ownership of not more than 5% of the listed stock of any publicly traded entity; or (iii) contact any customer or employee to request, induce or attempt to induce any such customer or employee to terminate its business relationship, agreement, or employment with the Company.”

We entered into an employment agreement with Mr. Zeinfeld on December 20, 2006. This agreement provides that we will employ Mr. Zeinfeld as President of E-Commerce. Under the agreement, Mr. Zeinfeld will receive an initial base salary of $300,000 per annum. In addition, Mr. Zeinfeld will have the opportunity to earn an annual bonus of $100,000 for on-target performance, as such terms shall be defined by the CEO and Mr. Zeinfeld. We also agreed to reimburse Mr. Zeinfeld for up to $15,000 of third party moving expenses incurred by Mr. Zeinfeld in connection with his relocation to the Washington, D.C. area and up to $20,000 for any interim housing expenses. In addition, we agreed to reimburse Mr. Zeinfeld for up to $5,000 in legal expenses incurred in negotiating the employment agreement. On June 13, 2006, pursuant to his employment, Mr. Zeinfeld received 350,000 shares of our restricted common stock. The shares will vest over a four-year period, such that 25% of the shares will vest on the first anniversary of May 1, 2006 (the vesting commencement date) and the remainder will vest ratably every 90 days over the remainder of the four-year period.

During the term of his employment and for 12 months thereafter, Mr. Zeinfeld has agreed not to (i) render any service (as an employee, officer, director, consultant or otherwise) to any unit or division of any entity involved directly in the Business (as defined in the employment agreement)); (ii) make or hold any investment in any entity in the Business other than the ownership of not more than 5% of the listed stock of any publicly traded entity; or (iii) contact any customer or employee of the Company to request, induce or attempt to induce such customer or employee to terminate any business relationship, agreement or employment with the Company, provided however, if Mr. Zeinfeld is terminated for Good Reason or without Cause, the 12 month period shall be reduced to six months.

We enter into agreements with substantially all of our employees containing confidentiality provisions. We enter into non-competition agreements with our executive officers and key employees. The non-competition agreements prohibit these employees from competing with us or disclosing confidential information about us for a period up to 12 months after their employment with our company ends.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding option awards and other plan-based awards held by our named executive officers.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David A. Steinberg	458,332	208,335	—		$5.88	5/13/2014	500,000		$5,545,000	—	—
							56,241		$623,713	—	—

Lawrence S. Winkler (2)	133,334	—	—		$5.88	1/29/2014	112,482		$1,247,425	—	—
	95,833	4,167	—		$5.88	5/13/2014	34,369 25,000 100,000	$ $ $	381,152 277,250 1,109,000	— — —	— — —

Brian T. Westrick	2,709	—	—		$7.80	3/07/2012	28,000		$310,520	—	—
	2,606	10,417	—		$5.88	1/29/2014	16,874		$187,133	—	—
	5,031 10,938 8,750	25,152 15,315 11,250	— — —	$ $ $	5.88 10.00 16.49	5/13/2014 10/26/2014 7/25/2015	50,000		$554,500	—

Michael Walden	2,605	10,419	—		$5.88	1/29/2014	16,874		$187,133	—	—
	1,835 — 8,750	10,774 17,500 11,250	— —	$ $ $	5.88 10.00 16.49	5/13/2014 10/26/2014 7/25/2015	28,000 50,000	$ $	310,520 554,500	— —	— —

Andrew Zeinfeld	—	—	—		—	—	350,000		$3,881,500	—	—
							50,000		$554,500	—	—

(1)	Each restricted stock award vests over a 4 year period with 25% vesting at year one and the remainder vesting quarterly over the next 3 years.

(2)	Effective May 31, 2007, Mr. Winkler’s employment with us has terminated.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2006:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David A. Steinberg	—	—	6,248	$71,977
			6,248	38,488
			6,248	51,858
			25,015	144,837

			43,759	$307,160

Lawrence S. Winkler (3)	100,000	$496,500	50,000	$289,674
			12,496	103,717
			12,496	76,975
			12,507	141,204
			12,496	143,954

			100,025	$755,524

Brian T. Westrick	975	$5,762	7,504	$43,448
	2,604	15,429	1,874	15,554
	7,812	45,432	1,874	11,544
	19,145	107,960	1,874	21,588

	30,536	$174,583	13,126	$92,135

Michael Walden	5,114	$11,064	7,504	$58,531
	1,250	3,763	1,874	15,554
	2,196	10,852	1,874	11,544
	3,780	18,680	1,874	21,588

	8,750	7,192	13,126	$107,218

	2,526	12,455
	5,615	27,686

	29,231	$91,693

Andrew Zeinfeld	—	—	—	—

(1)	Based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.

(2)	Based on the market price of our Common Stock on the vesting date.

(3)	Effective May 31, 2007, Mr. Winkler’s employment with us has terminated.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

If we terminate Mr. Steinberg’s employment without cause or Mr. Steinberg terminates his employment for good reason, Mr. Steinberg is entitled to continue to receive his base salary for one year. If Mr. Steinberg’s employment is terminated without cause within 180 days of a change of control, he is entitled to continue to receive his base salary for one year and 50% of his unvested options will immediately become vested and exercisable.

If Mr. Walden’s employment is terminated without cause, he would be entitled to three (3) month’s salary at the rate in effect at the time of termination provided that Mr. Walden does not obtain employment or a consulting engagement during such three (3) month period and any rights or benefits available under applicable employee benefit programs then in effect in which Mr. Walden participates.

If Mr. Zeinfeld’s employment is terminated coincident with or within 180 days of a Change in Control (as defined in the employment agreement), fifty percent (50%) of the unvested shares of Restricted Stock will vest immediately following the Change in Control. The initial term of the employment agreement is four years, and shall renew upon mutual agreement of Mr. Zeinfeld and the Company within 30 days prior to expiration of the term. If we terminate Mr. Zeinfeld’s employment (i) without Cause, or (ii) if Mr. Zeinfeld resigns for Good Reason, Mr. Zeinfeld is entitled to receive (i) an amount equal to his base salary for a one-year period; (ii) the pro rata portion of any bonus in effect at the time of termination; (iii) any rights or benefits available under employee benefit plans then in effect, in which Mr. Zeinfeld participated; (iv) reimbursement of expenses in accordance with section 5.2 of the employment agreement; and (v) any vested stock options or restricted stock.

Termination Upon a Change in Control

Name	Cash Payment	Equity Acceleration	Benefits and Perquisites
David A. Steinberg	$320,000	$3,627,069	$15,000

Michael Walden	$56,250	—	$15,000

Andrew Zeinfeld	$300,000	$2,218,000	—

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Sculley	$89,583	$115,366	$9,167	—	—	—	$214,117

Blake Bath (1)	$15,000	$8,796	—	—	—	—	$23,796

Ira Brind	$109,000	$115,366	$9,167	—	—	—	$233,534

Robert A. Fox (2)	$15,000	$60,900	$9,167	—	—	—	$85,067

Laurence E. Harris (3)	$94,000	$54,466	—	—	—	—	$148,466

Jay C. Hoag (4)	$102,500	$115,366	$9,167	—	—	—	$227,034

Jack F. Kemp	$76,833	$115,366	$23,260	—	—	—	$215,459

Thomas E. Wheeler (5)	$20,000	$153,063	$29,230	—	—	—	$202,293

Mark Levine	$8,750	—	—	—	—	—	$8,750

(1)	Mr. Bath was appointed our Board of Directors on October 13, 2006 and was granted 10,000 shares of restricted stock with 70% vesting at year 1 and 30% vesting at year 2.

(2)	Mr. Fox retired from the Board of Directors on March 22, 2006.

(3)	Mr. Harris was appointed our Board of Directors on March 22, 2006 and was granted 15,480 shares of restricted stock with 70% vesting at year 1 and 30% vesting at year 2.

(4)	Mr. Hoag retired from the Board of Directors on October 13, 2006.

(5)	Mr. Wheeler retired from the Board of Directors on June 22, 2006.

In 2006, members of our Board of Directors received $10,000 in annual cash compensation for their service on the Board of Directors. In addition, members of the Board of Directors serving on the Compensation Committee, Nominating and Governance Committee or Mergers and Acquisitions Committee received annual cash compensation of $5,000 per committee. Members of the Audit Committee received $7,500 in annual cash compensation and the chairman of the Audit Committee received $10,000 in annual cash compensation. The employee member of our Board of our Directors received no additional compensation for his service on the Board. The members of our Board of Directors were reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors and committee meetings. Under our 2004 Equity Incentive Plan, non-employee directors received grants of options to purchase up to 30,000 shares of our Common Stock upon joining our Board of Directors, and awards of 7,000 shares of restricted stock and grants of options to purchase 3,000 shares of our Common Stock annually.

In March 2006, the Compensation Committee approved a new outside director compensation program for non-employee directors for the 2006 fiscal year. Pursuant to this program, directors who are not employees receive an annual cash retainer fee of $50,000 and a fee of $1,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. For service on the Audit Committee, each regular member shall receive annual cash compensation of $10,000, while the chairman of the Audit Committee will receive $50,000 annual cash compensation, in recognition of the additional time commitment required of the chairman in reviewing the Company’s continuing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Non-employee directors will also receive annual restricted stock awards valued at approximately $100,000 on the date of approval of the award, which will be issued under the 2004 Equity Incentive Plan and will vest over a two-year period. For the 2006 fiscal year, members of the Board of Directors received an award of an aggregate of 15,480 shares of restricted stock, with 10,836 shares vesting on March 22, 2007 and the remainder vesting on March 22, 2008. Directors will also be reimbursed for travel, lodging and other reasonable expenses related to attendance at Board of Directors and committee meetings.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2006:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	7,007,752	$5.20	434,272
Equity compensation plans not approved by security holders	—	—	—

Total	7,007,752	$5.20	434,272

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that the following person did not make the following timely filings pursuant to Section 16(a) of the Exchange Act: Goldman Sachs Group Inc. filed a Form 4 on November 20, 2006 with respect to multiple purchases of the Company’s common stock on November 6, 2006.

Other Matters

The Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF THE COMPANY’S STOCKHOLDERS OF RECORD ON JUNE 7, 2007, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, 1010 WISCONSIN AVENUE, SUITE 600, WASHINGTON, DC 20007, ATTENTION: INVESTOR RELATIONS. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. THE COMPANY’S FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON THE COMPANY’S WEBSITE, WWW.INPHONIC.COM, AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2008 Annual Meeting

Qualified stockholders who wish to have proposals presented at the 2007 annual meeting of stockholders must deliver them to the Company by February 19, 2008, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2008 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after February 19, 2008. Such proposals and nominations must be made in accordance with the Company’s by-laws. An untimely proposal may be excluded from consideration at our 2008 annual meeting. All proposals and nominations must be delivered to the Company at its principal executive offices in Washington, DC.

By Order of the Board of Directors,

David A. Steinberg
Chairman and Chief Executive Officer

June 18, 2007

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 18, 2007

The undersigned hereby appoints Gregory S. Cole and Walter W. Leach III, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of InPhonic, Inc. (the “Company”) to be held at the Grand Hyatt Washington, At Washington Center, 1000 H Street, NW, Washington, DC 20001 on Wednesday, July 18, 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of a copy of the Company’s 2006 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INPHONIC, INC.

July 18, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REELECTION OF THE NAMED DIRECTOR NOMINEES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN

1. To elect two Class III directors for a three-year term ending in 2010.

                NOMINEES:

        O    Jack F. Kemp

        O    John Sculley

☐    FOR ALL NOMINEES

☐    WITHHOLD AUTHORITY

           FOR ALL NOMINEES

☐    FOR ALL EXCEPT

           (See Instructions Below)

INSTRUCTION:   To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

		2. To ratify the selection of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.	☐	☐	☐

3.     To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” the election of the nominee and “FOR” proposals 2 and 3.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.